Exhibit 10.1

July 26, 2024

[NAME]

By E-Mail

RE: Transaction Bonus

Dear [________]:

In connection with the transactions contemplated by that certain Agreement and Plan of Merger with Crescent Energy Company (“Crescent”), Artemis Acquisition Holdings Inc., Artemis Merger Sub Inc., and Artemis Merger Sub II LLC, dated May 15, 2024 (the “Merger Agreement”) pursuant to which SilverBow Resources, Inc. (“SilverBow”) is expected to become an indirect subsidiary of Crescent (the “Merger”), SilverBow and you each agree as follows:

1.

Transaction Bonus. In recognition of your contributions in connection with the Merger, you will be eligible to receive a one-time transaction bonus of $[____] (the “Transaction Bonus”), subject to your continued employment with SilverBow and its affiliates through the Closing Date (as defined in the Merger Agreement) and your compliance with the terms of this letter agreement. The Transaction Bonus, less applicable withholdings and deductions, will be paid in a cash lump sum as soon as reasonably practicable, and in all events within 60 days, following the Closing Date.

2.

Non-Competition Extension. In the course of your continued employment with SilverBow, you will have access to, and receive, confidential information of SilverBow or its direct and indirect subsidiaries (collectively, the “Company Group”). As a condition of (i) payment to you of the Transaction Bonus as well as other consideration that you will receive in connection with the Merger, including the accelerated vesting and settlement of your outstanding performance-based restricted stock units (each, a “PSU Award”), and (ii) SilverBow’s agreement to continue to provide you with confidential information , which is of great value to the Company Group and is a substantial basis and foundation upon which the Company Group’s business is predicated, and to further protect the Company Group’s and Crescent’s legitimate business interests, you hereby acknowledge and agree that: (x) Section 9(f)(iv) of that certain Employment Agreement between you and the Company, dated effective as of [____], as amended (the “Employment Agreement”) is hereby amended to provide that the “Non-Compete Period” as defined therein shall instead run for the [_] month period following the Termination Date (as defined in the Employment Agreement); and (y) effective as of the closing of the Merger, the “Company Group,” as such term is used and applied in Section 9 of the Employment Agreement, shall mean Crescent and its direct and indirect subsidiaries (including SilverBow).

On April 23, 2024, the Federal Trade Commission issued the Non-Compete Clause Rule as 16 CFR Part 910 (the “Final Rule”). Under the Final Rule, you acknowledge and agree that you are a senior executive of SilverBow who was in a policy-making position and who received from SilverBow total annual compensation of at least $151,164 in the preceding year. In addition, you acknowledge and agree that this letter agreement was entered into pursuant to a bona fide sale of SilverBow, for which you received material consideration, including the Transaction Bonus.

You acknowledge and agree that if you breach your obligations under Section 9 of the Employment Agreement (including, without limitation, the non-competition obligations therein, as amended hereby), you will, at the request of SilverBow, repay any amounts previously paid in respect of the Transaction Bonus as well as all consideration received upon the settlement of the PSU awards following the Merger, including the proceeds received upon any subsequent sale of shares of Crescent Energy Company (each determined on an after-tax basis by SilverBow in its good faith discretion). You agree that such repayment is not the exclusive remedy for any breach available to SilverBow, any member of the Company Group, Crescent, or any of their respective affiliates, but is in addition to all other remedies available at law and equity, including as set forth in Sections 6(h), and 9(d) of the Employment Agreement.

3.

No Effect on Severance and Other Benefits. This letter agreement will not affect your eligibility or entitlement to receive any benefits payable to you under any severance, change of control or similar plan, policy or agreement with SilverBow or any of its subsidiaries.

4.

Other Rights and Agreements. This letter agreement does not create any employment rights not specifically set forth herein with respect to you. Your employment remains at-will and can be terminated by SilverBow or its applicable affiliate at any time and for any reason, with or without Cause. This letter agreement (and, as referenced herein, the Employment Agreement) contains the entire understanding of SilverBow and you with respect to the subject matter hereof; provided, however, this letter agreement complements and is in addition to (and does not supersede or replace) any other obligation you have to SilverBow, any other member of the Company Group, Crescent, or any of their respective affiliates with respect to non-competition, non-solicitation, confidentiality or non-disclosure (whether such obligations arise by contract, statute, common law, or otherwise).

5.	Amendment. This letter agreement may be amended or revised only by written agreement signed by an authorized officer of SilverBow and you.

6.

Counterparts. This letter agreement may be (a) executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement, and (b) executed and delivered by facsimile or other electronic transmission with the same effect as if a manually signed original were personally delivered.

7.

Applicable Law; Jurisdiction. This letter agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof. With respect to any claim or dispute related to or arising under this letter agreement, the parties hereby consent to the arbitration provisions of Section 10 of the Employment Agreement and recognize and agree that should any resort to a court be necessary and permitted under this agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Houston, Harris County, Texas.

Sincerely,

SILVERBOW RESOURCES, INC.

By:
Name:
Title:

Agreed and accepted:

[Name]

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